Exhibit 10.16
SEVERANCE AGREEMENT
DigitalGlobe, Inc. (Company) and I, Marc Tremblay, agree to the following Severance Agreement (Agreement) as of July 17th, 2006.
          1. Termination.
          (a) Rights and Duties. If my employment is terminated, I shall be paid the amounts or benefits shown in the applicable row in the following table within 65 days of the date of employment termination (Termination Date) or at the time specified herein, subject to the balance of this Section 1. The Company and I shall have no further obligations to each other, except my covenants and obligations under Sections 1 and 2 and my confidentiality, etc. obligations under the Letter Agreement (Letter Agreement) and the Proprietary Information and Inventions Agreement I entered into with the Company (PIIA), each dated as of July 17th, 2006 or any agreement I subsequently enter into with the Company:

DISCHARGE OTHER THAN FOR CAUSE OR DISABILITY	Prompt payment of (1) any unpaid base salary, expense reimbursements, or vacation days accrued, but unused, prior to termination of employment, and (2) other unpaid vested amounts when due to me under Company compensation and benefit plans. I will also be entitled to: (1) continued payment of my base salary then in effect, payable in installments in accordance with the Company’s regular payroll policies, and (2) continuation of my health care coverage then in effect (Additional Benefits); in each case, for the period beginning on the Termination Date and ending nine months thereafter (Severance Period).

RESIGNATION FOR GOOD REASON	Same as for “Discharge Other Than for Cause or Disability.”

DISCHARGE FOR CAUSE	Prompt payment of (1) any unpaid base salary, expense reimbursements, or vacation days accrued, but unused, prior to termination of employment, and (2) other unpaid vested amounts when due to me under Company compensation and benefit plans.

DISABILITY	Same as for “Discharge for Cause.” In addition, I shall be eligible for disability benefits under any company-provided disability plan in which I then participate in accordance with such plan’s terms and conditions.

DEATH	Same as for “Discharge for Cause”, except that payments shall be made to the person or entity I designate before my death, or as provided by law if I do not designate any beneficiary.

          (b) Discharge Other Than for Cause or Disability. The Company may terminate my employment at any time for any reason, and without advance notice. If I am terminated by the Company other than for Cause or Disability, I will receive the severance benefits provided for a non-Cause/non-Disability discharge under Section 1(a); provided, (execute and do not revoke) a general release and waiver (Release) in a form provided by the Company and within the time prescribed by the Company. I understand that the Release will contain language providing that I shall not receive severance benefits and that I will lose any right I otherwise might have had to such severance benefits if I compete with the Company during the Severance Period.
          (c) Resignation for Good Reason. I may resign after giving the Company at least 30 days’ advance written notice. If I resign for Good Reason during the Severance Period, my employment will end on my last day of work and I will receive the severance benefits to which I am entitled under Section 1(a); provided, I execute a Release in a form provided by the Company and within the time prescribed by the Company. I understand that the Release will contain language providing that I shall not receive severance benefits and that I will lose any right I otherwise might have had to such severance benefits if I compete with the Company during the Severance Period. “Good Reason” means that, without my express written consent, one or more of the following events occurred after my execution of this Agreement; provided that I shall have given the Company notice of the event or events constituting Good Reason and the Company shall have failed to cure such event or events within 30 business days after receipt of such notice:
               (i) Pay Cut. My annual base salary is substantially reduced (compared to the base salary then in effect immediately prior to such reduction), except that my base salary may be reduced in connection with similar reductions uniformly applied with respect to the Company’s other senior executives;
               (ii) Breach of Promise. The Company materially breaches this Agreement; or
               (iii) Relocation. I am relocated to a location outside of a 50 mile radius of the location of the Company’s initial Boston Area office without my consent.
          (d) Discharge for Cause. The Company may terminate my employment at any time if the Company believes in good faith that it has Cause to terminate my employment. “Cause” is defined as:

               (i) my refusal to follow the Company’s lawful directions or my material failure to perform my duties associated with my position or title with the Company (other than by reason of physical or mental illness, injury, or condition);
               (ii) any act of gross negligence or gross misconduct by me with respect to my duties associated with my position or title with the Company, any material violation of the Company’s Code of Conduct then in effect, or any act by me that materially injures the reputation, business, or business relationship of the Company;
               (iii) my conviction (including plea of nolo contendere) of any crime involving fraud, dishonesty or moral turpitude or any felony; or
               (iv) any act by me that constitutes a material breach of my obligations under this Agreement or any other agreement between the Company and me.
          (e) Termination for Disability. Except as prohibited by applicable law, the Company may terminate my employment on account of Disability, or may transfer me to inactive employment status, which shall have the same effect under this Agreement as a termination for Disability. “Disability” means a physical or mental illness, injury, or condition that prevents me from performing substantially all of my duties associated with my position or title with the Company for at least 90 days in a 12-month period.
          (f) Death. If I die while employed under this Agreement, the payments required by Section 1(a) in the event of my death shall be made.
          (g) Transfer to a Company Affiliate. My transfer to a Company parent, subsidiary or affiliate (Group) shall not be deemed a termination of my employment under this Agreement if it assumes this Agreement.
          (h) Notwithstanding anything in the foregoing, I will not be entitled to receive the Additional Benefits outlined in this Agreement in the event of a termination of my employment upon a Change of Control, in connection with which a Distribution is made to me under the Company’s Sale Bonus Plan, adopted June ___, 2004 (the “Sales Bonus Plan”). Capitalized terms used but not defined herein have the meaning set forth in the Sale Bonus Plan.
               2. Non-Compete; Confidentiality; Non-Solicit.
               (a) I promise that, during the Severance Period, I will not compete with the Company (or any member of the Group) or interfere with, disrupt or attempt to disrupt any of the Company’s or the Group’s relationships, contractual or otherwise with any customer, client, supplier or consultant. For purposes of this Agreement, prohibited competition shall include becoming an employee, officer, consultant or director of, or being an investor in, any entity or person engaged in a business that competes with all or some material portion of any of the businesses then engaged in by the Company (or any member of the Group), provided, however, that passive investments by me amounting to less then two percent of the voting equity and the value of a business shall not be prohibited hereby.
               (b) I promise that, during the Severance Period and for 12 months thereafter: (i) As to any customer or supplier of the Company with whom I had dealings or about whom I acquired proprietary information during my employment, I will not solicit or attempt to solicit (or assist others to solicit) the customer or supplier to do business with any person or entity other than the Company; and (ii) I will not solicit or attempt to solicit (or assist others to solicit) for employment any person who is, or within the preceding 6 months was, an officer, manager, employee, or consultant of the Company.
               (c) I, without prior written consent of the Board, shall not disclose the contents of this Agreement to anyone inside or outside the Company except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event I shall consult with the Company’s General Counsel within 1 business day of receiving any such order or subpoena.
               (d) I acknowledge that I have acquired and will acquire proprietary information and trade secrets concerning the operations, future plans, or business methods of the Company or Company group members and I am a high-ranking Company executive. I acknowledge that the promises I have made in this agreement are appropriate and necessary to protect the Company’s interests.
               (e) I understand and agree that this agreement is made to align my interests with those of the Company and that if I were to breach any promise that I made in this Agreement, our interests would cease to be aligned and that I would no longer be entitled to any payments under this Agreement. I understand that the cessation of payments under this Agreement is not intended to compensate the Company for any breach of this Agreement and that, in any event, such cessation would be wholly inadequate to compensate the Company for its actual damages.
               3. Injunctive Relief with Respect to Covenants. I acknowledge and agree that the covenants, obligations and agreements contained in Section 2 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, I agree that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain me from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have. All disputes not relating to any request or application for injunctive relief in accordance with Section 3 shall be resolved by arbitration in accordance with Section 4.
               4. Arbitration of Disputes.
               (a) Arbitrable Disputes. The Company and I agree to resolve any claims we may have with each other (except for class or collective actions and except, if either or the Company so elects, any dispute for which injunctive relief is a principal remedy) through final and binding arbitration in accordance with this section. This arbitration requirement applies to, among other things, disputes about the validity, interpretation, or effect of this Agreement or alleged violations of it or statutory violation claims.
               (b) The Arbitration. Except as otherwise provided in any other enforceable arbitration agreement between me and the Company, the arbitration shall be in accordance with the then-current arbitration rules and procedures for employment disputes governing arbitrations administered by the Judicial Arbitration and Mediation Service (JAMS), except as provided in this section. Arbitration shall take place in Colorado (or the state in which I was last employed by the Company) before an experienced employment arbitrator licensed to practice law in that state who has been selected in accordance with subsection (c). The arbitrator may not modify or change this Agreement in any way. I and the Company agree to submit to personal jurisdiction in the relevant state described above for such arbitration and in any jurisdiction necessary for the enforcement of any arbitration award. I represent that that state is a convenient dispute resolution location for me.
               (c) Selection of the Arbitrator. The arbitrator shall be selected as follows: JAMS shall give each party a list of 11 arbitrators drawn from its panel of employment dispute arbitrators. Each party may strike all names on the list it deems unacceptable. If only one common name remains on the lists of both parties, that individual shall be designated as the arbitrator. If more than one common name remains on the lists of both parties, the parties shall strike names alternately from the list of common names until only one remains. The party who did not initiate the claim shall strike first. If no common name exists on the lists of both parties, JAMS shall furnish an additional list and the process shall be repeated. If no arbitrator has been selected after two lists have been distributed, then the parties shall strike alternately from a third list, with the party initiating the claim striking first, until only one name remains. That person shall be designated as the arbitrator. Striking decisions must be made and communicated to the other party and JAMS within 10 calendar days after the date of the transmittal communication relaying the arbitrators remaining for selection. In the event a party does not make a timely strike, the other party may select the arbitrator from the names remaining.
               (d) Fees and Expenses. Each party shall pay the fees of his or her attorneys, the expenses of his or her witnesses, and any other expenses that party incurs in connection with the arbitration, but all costs of the arbitration itself, including the fees of the arbitrator, the cost of any record or transcript of the arbitration, administrative fees, and other fees and costs shall be paid equally by the Company and me. At my written request and on a showing of substantial hardship, the Company shall advance all or a portion of my share of those arbitration costs to the extent they would exceed the out-of-pocket costs I would have incurred in a lawsuit. Except as prohibited by applicable law, the party losing the arbitration shall reimburse the party who prevailed for all attorneys’ fees and expenses the prevailing party paid pursuant to this subsection (d).
               (e) Exclusive Remedy. Arbitration in this manner shall be the exclusive remedy for any claim that must be arbitrated pursuant to this section. Should I or the Company attempt to resolve such a claim by any method other than arbitration pursuant to this section, the responding party will be entitled to recover from the initiating party all damages, expenses, and attorneys’ fees incurred as a result of that breach.
               5. Notice.
               (a) To the Company. I will send all communications to the Company in writing, addressed as follows (or in any other manner the Company notifies me to use):

If mailed:	DigitalGlobe, Inc.
Attn: General Counsel
1601 Dry Creek Drive #260
Longmont, Colorado 80305

If faxed:	303 684 4048
          (b) To Me. All communications from the Company to me relating to this Agreement must be sent to me in writing at my Company office or in any other manner I notify the Company to use.
          (c) Time Notice Deemed Given. Notice shall be deemed to have been given when delivered or, if earlier (i) when mailed by United States certified or registered mail, return receipt requested, postage prepaid, or (ii) faxed with confirmation of delivery, in either case, addressed as required in this section.
          6. Amendment. No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by a duly authorized Company officer and me. A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time.

          7. Interpretation. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Colorado (excluding any that mandate the use of another jurisdiction’s laws).
          8. Successors. This Agreement shall be binding upon, and shall inure to the benefit of, me and my estate, but I may not assign or pledge this Agreement or any rights arising under it. Without my consent, the Company may assign this Agreement to any affiliate or successor that agrees in writing to be bound by this Agreement, after which any reference to the “Company” in this Agreement shall be deemed to be a reference to the affiliate or successor; however my obligations under this Agreement to the Company shall not be diminished.
          9. Severability. In the event that any one or more of the provisions (or portion thereof) of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In addition, if any covenant or obligation is for any reason held by a court to be excessively broad as to duration, geographical scope, activity, subject matter or otherwise, then such provision will be construed or judicially modified so as to thereafter be limited or reduced to the extent required to be enforceable in accordance with applicable law; it being understood and agreed that the parties hereto regard such restrictions as reasonable and compatible with their respective rights.
          10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.
          11. Entire Agreement. All oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement, the PIIA, and the Letter Agreement.

THE PARTIES ACKNOWLEDGE THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THEM RELATING TO THE SUBJECTS COVERED IN THIS AGREEMENT ARE CONTAINED IN IT OR BY THE DOCUMENTS SPECIFICALLY REFERENCED BY THIS AGREEMENT AND THAT THEY HAVE ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE OTHER IN ADDITION TO THOSE CONTAINED IN THIS AGREEMENT ITSELF.

DIGITALGLOBE, INC.
By:	/s/ Jill Smith
	Name:	Jill Smith
	Title:	Chief Executive Officer
Date:

EXECUTIVE
By:	Marc Tremblay
	Name:	Marc Tremblay
	Title:	GM, Commercial Business Unit
	Date:	6/20/06

DigitalGlobe, Inc.
2007 SUCCESS SHARING PLAN
PART I. PLAN DESCRIPTION
A.	THE PLAN
1) Purpose and Objectives. This document sets forth the DigitalGlobe, Inc. 2007 Success Sharing Plan (the “Plan”) for eligible, non-commissionable Directors, Senior Directors, and Vice Presidents. A key component of business strategy of DigitalGlobe, Inc. (the “Company”) is to provide incentives to attract and retain outstanding employees. The Plan is designed to recognize overall company success, departmental and team contributions, as well as to reward individual contributions. By paying competitive base salaries and providing the opportunity for an additional incentive bonus, the Company targets total cash compensation that is aggressive relative to the market.
2) Participant Eligibility. An employee shall be eligible to participate in this Plan (and thus be a “Participant”) if the Company classifies the individual as (i) having been employed with the Company on or before October 1, 2007 as a full-time non-commissionable Director, Senior Director, or Vice President of the Company; (ii) employed by the Company on the bonus payment date and as not having given notice of intent to terminate employment (any employee who terminates employment with the Company or provides notice of intent to do so before bonus payments are made is not eligible to receive a bonus); and (iii) having been notified by the Company in writing of his or her participation in the Plan.
(a) Employees Hired Or Promoted During 2007 Plan Year. Employees who are hired, or promoted to a Plan-eligible position, after January 1, 2007 and who are selected for Plan participation by the Company will be eligible for a prorated bonus, prorated for the duration of their Plan participation during 2007. Employees hired or promoted to an otherwise Plan-eligible position after October 1, 2007 are not eligible to participate in the Plan.
(b) Change in Employment Status. In certain situations, employment status may change mid-year from an otherwise eligible position to a non-eligible position (such as a transition from full-time to part-time, change in employment classification, leaves of absence, etc.). Under these circumstances, the employee may continue to be eligible for a prorated bonus, prorated for the period of their Plan participation during 2007. The Company, however, at its sole discretion, may elect to not permit continued participation in the Plan for such employee and, consequently, he or she may not be entitled to any bonus under the Plan.
3) Participant Ineligibility. No employee shall be eligible to receive a bonus under the Plan if (i) he or she is not employed in good standing by the Company on the bonus payment date; (ii) he or she has competed with the Company’s business during employment with the Company or made plans to do so; or (iii) he or she has breached any agreement with the Company or any Company policy.
4) Plan Termination or Amendment. The Plan will be in effect from January 1, 2007 through December 31, 2007, or such earlier date as the Plan is terminated. No additional notice of Plan termination is necessary. However, the Company reserves the right to implement a new incentive bonus plan or renew this Plan for future periods. Any such action shall be in writing and signed by the Company’s Compensation Committee or the Board of Directors. The Company reserves the right to amend or discontinue this Plan at any time. The Plan may only be amended in writing by the Company’s Compensation Committee or the Board of Directors. Participation in this Plan is not a guarantee of participation in future Company incentive plans.
5) Scope. To ensure that our management teams are focused on common goals, all Participants are on the same basic plan.
B.	BONUSES

Participant Classification	Bonus Milestones	Total Cash	Total Options
Directors and Senior Directors	FOC Bonus 1)	0%	7.5%
	EBITDA Bonus Achievement @ 100% 2)	15%	7.5%
Vice Presidents and above	FOC Bonus 1)	0%	12.5%
	EBITDA Bonus Achievement @ 100% 2)	25%	12.5%
1) FOC Bonus. In the event that the Company’s WV-1 satellite reaches Full Operational Capability (“FOC”) on or before October 31, 2007, as determined by the Company in its sole discretion, each Participant will be eligible to receive a FOC Bonus (“FOC Bonus”) in the form of stock options with a Black-Scholes value (as determined by the Company in its sole discretion) as of the date of grant equivalent to the target percentage of the Participant’s Base Salary, subject to pro ration, as described above. In the event the launch is delayed for reasons outside the Company’s control but occurs in 2007, then the FOC Bonus will be payable as set forth herein if FOC is achieved within 60 days of launch of the WV-1 satellite, as determined by the Company in its sole discretion.
2) EBITDA Bonus. In addition to the FOC Bonus payable in connection with the WV-1 satellite reaching FOC set forth in 1), an EBITDA Bonus (“EBITDA Bonus”) will be payable if the Company reaches certain EBITDA targets in 2007. The target EBITDA bonus (“Target EBITDA Bonus”) for each Participant classification is set forth below and is based on a 2007 Company EBITDA target of $54.25 million (“Target EBITDA”).1

[1]	“The original EBITDA target of $55.2 million is reduced by $950,000 to reflect the change in accounting for certain overhead costs associated with WV1 activities that resulted in a reclassification of those costs from Capital Expenditures to Operating Expense.”

The actual amount of a Participant’s Bonus based on EBITDA, if any, will be calculated as described below.

% of TARGET EBITDA	Less than 90% of	At 90% of Targeted	100% of Targeted	At 140% of Targeted
ACHIEVED	Targeted EBITDA	EBITDA	EBITDA	EBITDA
EBITDA (in millions)	Less than $48.73	$48.73	$54.25	$76.33
EBITDA Bonus	0%	50%	100%	Maximum bonus
(as a percentage of				of 200%
the Target EBITDA Bonus)
Calculation. If the Company achieves between 90% and 100% of Target EBITDA, every 1% increase in EBITDA achievement will increase the EBITDA Bonus payable by 5%. For example, if the Company achieves 93% of Target EBITDA, the EBITDA Bonus payable would be 65% of the Target EBITDA Bonus. If the Company achieves between 100% and 140% of the Target EBITDA, every 1% increase in achievement will increase the EBITDA Bonus payable by 2.5%. For example, if the Company achieves 115% of the Target EBITDA, the EBITDA Bonus payable would be 137.5% of the Target EBITDA Bonus. The maximum total EBITDA Bonus payable under this Plan is 200% of the Target EBITDA Bonus (Cash and Stock Options), payable upon achievement of 140% of the EBITDA Target (i.e., $125,000 in cash and an EBITDA Bonus stock option with a Black-Scholes value of $62,500 in the event of a base salary of $250,000).
3) Bonus Payment. Any Bonus will be paid as described above no later than March 15, 2008. For the 2007 Plan Year, the stock option components of the Bonus will be paid as follows:
(a) The Bonus stock options will vest 50% upon grant with the remaining options vesting in 24 equal monthly installments thereafter, subject to the Participant’s continued employment with the Company.
(b) The strike price will be the per share fair market value of company common stock at the time of the option grant as determined by the Company in its sole discretion.
(c) The Bonus stock options will be granted pursuant to the Company’s 2007 Employee Stock Option Plan and subject in all respects to the terms and conditions of such plan and related documents.
4) Definitions.
(a) “Base Salary” means an employee’s straight time rate of pay, calculated on an annual basis, in effect on the date the employee’s Plan participation commences as determined by the Company in its sole discretion. Base Salary does not include pay for commissions, overtime, shift differential, or any other premiums, bonuses, or incentive compensation or expense reimbursements, etc.

(b) “Bonus” means the actual amount to be paid to a Participant under the terms of this Plan, which may include the FOC Bonus and the EBITDA Bonus.
(c) “EBITDA” means (a) consolidated Net Income of the Company for calendar year 2007 minus, (b) to the extent added to determine such consolidated Net Income, the sum of (1) non-cash revenue representing amortization of pre-FOC payments made to DG by NGA for the construction of WV-1, (2) interest income, and (3) any extraordinary or unusual gains or other gains not incurred in the ordinary course of business, in each case determined by the Company in its sole discretion plus, (c) to the extent deducted to determine such consolidated Net Income, the sum of (1) depreciation expense, (2) interest expense, (3) amortization expense, (4) tax expense, and (5) any extraordinary or unusual losses or other losses not incurred in the ordinary course of business in each case determined by the Company in its sole discretion.
(d) “Net Income” means the consolidated Net Income of the Company and its subsidiaries for calendar year 2007 as determined by the Company in accordance with Generally Accepted Accounting Principles.
PART II. MISCELLANEOUS
A.	PLAN ADMINISTRATION

The Company is responsible for the general administration and management of the Plan and shall have all powers and duties necessary to fulfill its responsibilities including, but not limited to, the discretion to interpret and apply the Plan and to determine all questions relating to eligibility for benefits. The Company and its delegates shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion they deem to be appropriate in their sole and absolute discretion, and to make any findings of fact needed in the administration of the Plan. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.

B.	DRAFTING ERRORS

If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Company in its sole and absolute discretion, the provision shall be considered ambiguous and shall be interpreted by the Company and its delegates in a fashion consistent with its intent, as determined in the Company’s sole and absolute discretion.

C.	ENTIRE STATEMENT

The Plan, including all documentation referred to herein, is a complete and exclusive statement of the agreement between the parties relating to this subject matter. This Plan supersedes all prior communications, oral or written, concerning this subject matter. Any provision of the Plan that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

D.	NO EMPLOYMENT AGREEMENT

This Plan is not to be construed as an employment agreement and in no way limits the right of the Company to terminate the employment of any Participant at any time, with or without cause. Each Participant’s employment with the Company is, and continues to be, “at-will” with either party having the right to terminate the employment relationship at any time, with or without cause or advance notice. By Participating in the Plan, each Participant acknowledges his or her at-will employment status and that such at-will status only may be changed by a written document signed by the Participant and the Company’s CEO. Except to the extent governed by federal law, the Plan is governed by the laws of the State of Colorado, excluding choice of law principles.

E.	ISSUE RESOLUTION

In the event that there is a dispute between the Company and a Participant over any compensation alleged to be due including, but not limited to, disputes concerning the Participant’s Bonus, the Participant must immediately bring such dispute to the attention of the Vice President, Human Resources. The Participant and the Vice President, Human Resources shall use their commercially reasonable efforts to resolve any such dispute on an informal basis. In the event that such dispute cannot be resolved on an informal basis, the Participant must arbitrate any controversy or claim in accordance with the Dispute Resolution Agreement, a copy of which is attached as Appendix A, which the Participant must sign as a precondition to Plan participation.

F.	TAX WITHHOLDINGS

The Company may withhold from any payments made under this Plan all applicable taxes and other withholdings including, but not limited to, Federal, state and local income, employment and social insurance taxes, as it determines are required or permitted by law. All amounts paid to Participants under this Plan will be treated as compensation, and each Participant agrees to such treatment by accepting a payment under the Plan. The Company cannot guarantee the tax treatment of any payments under the Plan and each Participant agrees that he or she, and not the Company, shall be liable for any excise taxes, penalties, or interest imposed on the Participant.

G.	SOURCE OF PLAN ASSETS

The Plan shall be unfunded. Payments under the Plan shall be made from the general assets of the Company. To the extent any Participants have any right to payments under the Plan, such Participants shall be general unsecured creditors of the Company. No Participant shall have any right, title, claim or interest in or with respect to any specific assets of the Company or any of its affiliates in connection with the Participant’s participation in the Plan.

H.	PARTICIPANT WARRANTIES

By participating and receiving the benefits of the Plan, each Participant acknowledges and agrees that: (i) the Participant has read and understood the terms and conditions specified in the Plan; (ii) the terms and conditions specified in the Plan are fair and reasonable; (iii) neither the Company nor any person acting on its behalf has made any representation or other inducement to the Participant to enter into the Plan, except for the representations or inducements expressly set out in the Plan; (iv) the Participant has not entered into the Plan in reliance on any representation or inducement by or on behalf of the Company (nor any person acting on its behalf) or any other party, other than representations or inducements expressly set out in the Plan; and (v) no person, other than the Company’s Compensation Committee or the Board of Directors, has the authority to interpret this Plan and the Participant shall not rely on any interpretation, representation or inducement by or on behalf of the Company unless it is in writing and signed by a member of the Company’s Compensation Committee or the Board of Directors.
DigitalGlobe, Inc. 2007 Success Sharing Plan
Participant Acknowledgement
The following Participant has reviewed a copy of the DigitalGlobe, Inc. 2007 Success Sharing Plan and hereby acknowledges and agrees to its terms, which are incorporated by reference as though fully set forth herein.

Date: Aug 14, 2007	Signature:	/s/ Marc Tremblay
	Name:	MARC TREMBLAY

APPENDIX A
DISPUTE RESOLUTION AGREEMENT
DigitalGlobe, Inc. (the “Company”) and I expect to treat each other in a professional manner. By doing so, we believe that we will be able to resolve any disagreement by sitting down and discussing the matter, respectfully listening to the other side’s concerns, and working together to find a solution to the problem. In the event that we fail to resolve any legally actionable dispute through this method, we understand that litigation is a costly and time-consuming process, and agree that we will exclusively resolve that dispute by binding arbitration. We understand that this agreement to arbitrate covers all disputes that the Company may have against me, or that I might have against the Company or its related entities or employees, including those that relate to my employment or termination of employment (for example claims of unlawful discrimination or harassment) or any compensation or bonus plans.
The arbitration will be conducted by an impartial arbitrator experienced in employment law (mutually selected from either the JAMS panel of arbitrators) in accordance with JAMS then-current employment arbitration rules (except as otherwise provided in this agreement). We waive the right to institute a court action, except for requests for injunctive relief pending arbitration, and understand that we are giving up our right to a jury trial. The arbitrator’s award and opinion shall be in writing and in the form typically rendered in labor and employment arbitrations.
To the extent permitted by applicable law, the fees and costs of the arbitrator shall be shared equally. If not permitted by applicable law, the Company shall pay the fees and costs of the arbitrator. Each of us shall be responsible for our own attorneys’ fees and costs; however, the arbitrator may award attorneys’ fees and arbitrator’s fees to the prevailing party, if permitted by applicable law. This arbitration agreement does not prohibit either of us from filing a claim with an administrative agency (e.g., the EEOC), nor does it apply to claims for workers’ compensation or unemployment benefits, or claims for benefits under an employee welfare or pension plan that specifies a different dispute resolution procedure. The arbitration shall take place in the city in which I was last employed, unless we agree otherwise. This agreement can only be changed or modified by a written agreement signed by both parties and shall continue in existence indefinitely.

DigitalGlobe,	Inc.	Participant	Name

Signature:	/s/ Yancey Spruill	Signature:	/s/ Marc Tremblay
Name:	Yancey Spruill
Title:	CFO

Date:		Date:	Aug 14, 2007